Exhibit 95

MINE SAFETY DISCLOSURE

We operate surface mines in the western United States to produce construction aggregates. The operation of our mines is subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”).

MSHA conducted 28 inspections at 17 of our mines during the three months ended September 30, 2022. There were no reportable citations following the 28 inspections during the three months ended September 30, 2022.

During the three months ended September 30, 2022, specifically with respect to our mines:

●	MSHA did not issue any orders requiring persons to be withdrawn from the areas affected by the alleged violations of mandatory health or safety standards under Section 104(b) of the Mine Act.
●	MSHA did not issue any citations or orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act. The 104(d) citation for unwarrantable failure to comply with a mandatory standard, previously issued on June 27, 2022, was later modified by MSHA on July 28, 2022 and is reduced to a 104(a) S&S citation.
●	MSHA did not identify any flagrant violations under Section 110(b)(2) of the Mine Act.
●	MSHA did not issue any imminent danger orders requiring immediate withdrawal from the affected areas under Section 107(a) of the Mine Act.
●	We did not experience any mining-related fatalities.
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We did not receive written notice of a pattern of violations of mandatory health or safety standards from MSHA under Section 104(e) of the Mine Act or of the potential to have a pattern of violations of mandatory health or safety standards from MSHA.

●	There is one legal action that is a contest of proposed penalty reference in Subpart C of 29 CFR Part 2700 pending before the Federal Mine Safety and Health Review Commission during the three months ended September 30, 2022.
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There are no legal actions that are a contest of citations referenced in Subpart B of 29 CFR Part 2700, or complaints referenced in Subpart D, or complaints of discharge, discrimination or interference referenced in Subpart E, applications for temporary relief referenced in Subpart F and no appeals of judges decisions or orders as referenced in Subpart H of 29 CFR Part 2700 pending before the Federal Mine Safety and Health Review Commission during the three months ended September 30, 2022.

●	There was one legal action instituted during the three months ended September 30, 2022.
●	There was no such legal action resolved during the three months ended September 30, 2022.
●	Proposed assessments from MSHA during the three months ended September 30, 2022 were less than $1,500.